Industry Canada	Industrie Canada	ELECTRONIC TRANSACATION	RAPPORT DE LA TRANSACTION ÉLECTRONIQUE
REPORT
Canada Business Corporations Act	Loi canadienne sur les sociétés par actions	ARTICLES OF CONTINUANCE (SECTION 187)	CLAUSES DE PROROGATION (ARTICLE 187)
Processing Type – Mode de traitement:	E-Commerce/Commerce-É
Request Number: Numeréro de Demande:	1858118	Business No.: No d'entreprise:	Taxation year-end (MM-DD): Fin de l' anné d'imposition (MM-JJ):	12-31
1.	Name of Corporation
Dénomination sociale de la société
Oppenheimer Holdings Inc.
2.	The province or territory in Canada where the registered office is to be situated
La province ou le territoire Canada où se situera le siège social
ON
3.	The classes and any maximum number of shares that the corporation is authorized to issue
Catégories et tout nombre maximal d'actions que la société est autorisée à émettre
The annexed Schedule A is incorporated in this form.
L'annexe A ci-jointe fait partie intégrante de la présente formule.
4.	Restrictions, if any, on share transfers – Restrictions sur le transfert des actions, s'il y a lieu
The annexed Schedule B is incorporated in this form.
L'annexe B ci-jointe fait partie intégrante de la présente formule.
5.	Number (or minimum and maximum number) of directors
Nombre (ou nombre minimal et maximal) d'administrateurs
Minimum: 5 Maximum: 15
6.	Restrictions, if any, on business the corporation may carry on
Limites imposes à l'activité commerciale de la société s'il y a lieu
The annexed Schedule C is incorporated in this form.
L'annexe C ci-jointe fait partie intégrante de la présente formule.
7.	(1) If the corporation is changing its name on this continuance, what was the corporation's previous name?
Si la société change sa dénomination sociale avec cette prorogation, quelle était sa dénomination social antérieure?
(2) Details of incorporation – Détails de la constitution
The annexed Schedule D is incorporated in this form.
L'annexe D ci-jointe fait partie intégrante de la présente formule.
8.	Other provisions, if any – Autres dispositions, s'il y a lieu
The annexed Schedule E is incorporated in this form.
L'annexe E ci-jointe fait partie intégrante de la présente formule.

Date	Name - Nom	Signature	Capacity of – en qualité de
2005-05-11	A. WINN OUGHTRED

SCHEDULE / ANNEXE A

An unlimited number of First Preference Shares, issuable in series;

An unlimited number of Class A non-voting shares; and

99,680 Class B voting shares.

The rights, privileges, restrictions and conditions attaching to each class of shares are as follows:

1.

First Preference Shares

The First Preference Shares shall, as a class, have attached thereto the following rights, privileges, restrictions and conditions:

(a)

Directors' Right to Issue in One or More Series

The First Preference Shares may at any time and from time to time be issued in one or more series, each series to consist of such number of shares as may, before the issue thereof, be fixed by resolution of the board of directors of the Corporation. The board of directors of the Corporation shall (subject as hereinafter provided) by resolution duly passed before the issue of any First Preference Shares of any series, determine the designation of and the rights, privileges, restrictions and conditions to be attached to the First Preference Shares of any such series, including, but without in any way limiting or restricting the generality of the foregoing, the rate or amount of dividends or the method of calculating dividends whether cumulative, non cumulative or partially cumulative, the date or dates and place or places of payment thereof, conversion rights (if any), the consideration and the terms and conditions of any redemption, including any sinking fund provisions, or purchase by the Corporation thereof, and the restrictions (if any) respecting payment of dividends on or the return of capital in respect of any shares ranking junior to the First Preference Shares.

(b)

Ranking of First Preference Shares

The First Preference Shares of each series shall rank on a parity with the First Preference Shares of every other series, and shall be entitled to a preference over the Class A non voting shares and the Class B voting shares of the Corporation and over any other shares ranking junior to the First Preference Shares with respect to priority in payment of dividends and the distribution of assets or return of capital in the event of the liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, or any other distribution of the assets or return of capital of the Corporation among its shareholders for the purpose of winding up its affairs, and the First Preference Shares of each series may also be given such other preferences not inconsistent with the provisions of these articles over the Class A non voting shares and the Class B voting shares of the Corporation and any other shares ranking junior to the First Preference Shares as may be determined in the case of each series authorized to be issued. When any cumulative dividends or amounts payable on a return of capital in respect of a series of First Preference Shares are not paid in full, the First Preference Shares of all series shall participate rateably in respect of such dividends, including accumulations, if any, in accordance with the sums that would be payable on such shares if all such dividends were declared and paid in full, and on any return of capital in accordance with the sums that would be payable on such return of capital if all sums so payable were paid in full; provided, however, that in the event of there being insufficient assets to satisfy in full all such claims as aforesaid, the claims of the holders of such shares with respect to return of capital shall first be paid and satisfied and any assets remaining thereafter shall be applied towards the payment and satisfaction of claims in respect of dividends.

(c)

Voting Rights

(i)

Unless the directors otherwise determine by resolution, the holders of shares of a series of First Preference Shares, as such, shall not be entitled to receive notice of or to attend or vote at meetings of shareholders of the Corporation except that holders of shares of any series of First Preference Shares shall be entitled to notice of meetings of shareholders called for the purpose of authorizing the dissolution of the Corporation or the sale of its undertaking or a substantial part thereof and, where entitled by law, holders of First Preference Shares of all series shall be entitled to notice of and to vote at meetings of shareholders with each First Preference Share entitling the holder thereof to one vote per share.

(ii)

The holders of the First Preference Shares as a class, or, of a series of First Preference Shares, as such, shall not be entitled to vote separately as a class or series or to dissent under the Canada Business Corporations Act and any statute that may be substituted therefor, as from time to time amended (hereinafter the “Act”) upon a proposal to amend the Articles to:

(A)

increase or decrease any maximum number of authorized First Preference Shares, or increase any maximum number of authorized shares of a class or series having rights or privileges equal or superior to the First Preference Shares or any series thereof; or

(B)

create a new class or series of shares equal or superior to the First Preference Shares;
or to dissent under the Act upon a proposal to amend the Articles to effect an exchange, reclassification or cancellation of all or part of the First Preference Shares or any series thereof

2.

Class A non voting shares and Class B voting shares

(a)

Ranking of Class A non voting shares and Class b voting shares

Subject as herein provided and to the rights, privileges, restrictions and conditions attaching to any other class of shares of the Corporation, the Class A non voting shares and the Class B voting shares shall rank equally with each other in all respects including the right to receive dividends and to receive the remaining property of the Corporation in the event of the liquidation, dissolution or winding up of the Corporation whether voluntary or involuntary or any other distribution of assets of the Corporation among its shareholders for the purposes of winding up its affairs.

(b)

Voting - Class B voting shares

(i)

The holders of the Class B voting shares, as such, shall be entitled to vote at all meetings of shareholders, except meetings at which only holders of a specified class, other than Class B voting shares, or a specified series of shares are entitled to vote and shall be entitled to one vote for each Class B voting share held.

(ii)

Holders of Class B voting shares, as such, shall not be entitled to vote separately as a class or to dissent under the Act upon a proposal to amend the Articles to:

(A)

increase or decrease any maximum number of authorized Class B voting shares or increase any maximum number of authorized shares of a class of shares having rights or privileges equal or superior to the Class B voting shares; or

(B)

create a new class or series of shares equal or superior to the Class B voting shares;
or to dissent under the Act upon a proposal to amend the Articles to effect an exchange, reclassification, or cancellation of all or a part of the Class B voting shares.

(c)

Voting - Class A non voting shares

(i)

Except where entitled by law holders of Class A non voting shares, as such, shall not be entitled to vote at meetings of shareholders of the Corporation.

(ii)

Where entitled by law to vote at meetings of shareholders of the Corporation holders of Class A non voting shares shall be entitled to one vote for each Class A non voting share held.

SCHEDULE / ANNEXE B

none

SCHEDULE / ANNEXE C

none

SCHEDULE / ANNEXE D

Incorporated on November 16, 1933 under the laws of British Columbia; and Continued on October 12, 1977 under the laws of Ontario.

SCHEDULE / ANNEXE E

3.

The board of directors may from time to time on behalf of the corporation, without authorization of the shareholders:

(a)

borrow money on the credit of the corporation;

(b)

issue, reissue, sell, pledge or hypothecate bonds, debentures, notes or other evidences of indebtedness or guarantee of the corporation, whether secured or unsecured;

(c)

give a guarantee on behalf of the corporation to secure performance of any present or future indebtedness, liability or obligation of any person; and

(d)

mortgage, hypothecate, pledge or otherwise create a security interest in all or any currently owned or subsequently acquired real or personal, movable or immovable, property of the corporation including book debts, rights, powers, franchises and undertakings, to secure any such bonds, debentures, notes or other evidences of indebtedness or any guarantees or any other present or future indebtedness, liability or obligation of the corporation.

4.

The board of directors may from time to time delegate to such one or more of the directors and officers of the corporation as may be designated by the board all or any of the powers conferred on the board above to such extent and in such manner as the board shall determine at the time of such delegation.

5.

All meetings of the Directors and Shareholders may be held in Canada or outside Canada.

6.

The directors or the shareholders may by resolution from time to time determine the number of directors to be elected at an annual meeting, within such minimum and maximum number of directors. The directors or shareholders may by resolution passed at a meeting specially called for such purpose remove any director from office and the vacancy created by such removal may be filled at the same meeting.

7.

The directors may appoint one or more additional directors, in addition to the maximum number of directors provided for in the articles, who shall hold office for a term expiring not later than the close of the next annual meeting of shareholders, but the total number of directors so appointed may not exceed one third of the number of directors elected at the previous annual meeting of shareholders.